EXHIBIT 4.1

SECURED FINANCIAL NETWORK, INC.
PROMISSORY NOTE

$100,000	May 1, 2009

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO SECURED FINANCIAL NETWORK, INC., A NEVADA COMPANY (THE "COMPANY"), OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO IT TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE OR FOREIGN SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

Secured Financial Network Inc., a Nevada corporation (the “Company”), for value received hereby promises to pay to T Squared Investments, LLC, a Delaware limited liability company, or registered assigns (the “Holder”), the principal amount of One Hundred Thousand Dollars ($100,000.00) with interest on the unpaid principal of this Note, from the date hereof, at the rate of fifteen percent (15%) per annum, compounded monthly, except as otherwise may be provided herein.  All payments hereunder are payable in lawful money of the United States of America at the place the Holder may designate in writing to the Company.

Interest on this Note shall be computed for the actual number of days elapsed and on the basis of a year consisting of 360 days, compounded monthly, unless the maximum legal interest rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding such maximum rate, interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which it accrued.  It is the intention of the Company and the Holder to conform strictly to applicable usury laws.  It is therefore agreed that (a) the aggregate of all interest and other charges constituting interest under applicable law and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall never exceed the maximum amount of interest, nor produce a rate in excess of the maximum contract rate of interest the Holder may charge the Company under applicable law and in regard to which the Company may not successfully assert the claim or defense of usury, and (b) if any excess interest is provided for, it shall be deemed a mistake and the same shall be refunded to the Company or credited on the unpaid principal balance hereof and this Note shall be automatically deemed reformed so as to permit only the collection of the maximum legal contract rate and amount of interest.

The outstanding principal balance and all accrued interest of this Note shall be due and payable on August 31, 2009 (the “Maturity Date”), together with all fees and expenses, if any, due hereunder.  This Note may not be prepaid, at any time, in whole or in part, without the prior written consent of Holder.  Any or all monthly interest payments may be accrued to the balance of the Note, or payable to the investor upon demand, at the sole discretion of the Holder.

If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

Any check, draft, money order or other instrument given in payment of all or any portion of this Note may be accepted by the Holder or any other holder hereof and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Holder or any other holder hereof, except to the extent that actual cash proceeds of such instrument are unconditionally received by the Holder or any other holder hereof and applied to the indebtedness as herein provided.

If an Event of Default occurs and is continuing, the unpaid principal and accrued interest of this Note may be declared or otherwise immediately become due and payable in the manner, at the price, including all costs of enforcement (including reasonable attorneys’ fees).  The unpaid principal and accrued interest of this Note shall be collateralized and guaranteed by the assets of the Company and of HEB LLC and upon and Event of Default, the Holder shall have the right to immediately secure and take possession of such assets as payment of unpaid principal and accrued interest, with such cooperation from the Company.

Except as provided herein, the Company waives all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, notices of protest, grace, and diligence in the collection of this Note, and in filing suit hereon, and agrees that its liability for the payment hereof shall not be affected or impaired by any release or change in the security or by any extension or extensions of time of payment.

The undersigned hereby agrees to pay all expenses incurred by the Holder, including reasonable attorneys’ fees, all of which shall become a part of the principal hereof, if this Note is placed in the hands of an attorney for collection, or if it is collected by suit or through any probate, bankruptcy or any other legal proceedings.

The Company agrees to indemnify, defend and hold the Holder harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Note agreement or failure by the Company to perform with respect to any of its representations, warranties or covenants contained in this Note agreement or in any exhibit or other instrument furnished or to be furnished under this Note agreement.  In no event shall the Company or the Holder be entitled to recover consequential or punitive damages resulting from a breach or violation of this Note agreement nor shall any party have any liability hereunder in the event of gross negligence or willful misconduct of the indemnified party.  In the event of a breach of this Note agreement by the Company, the Holder shall be entitled to pursue a remedy of specific performance upon tender into the Court an amount equal to the Purchase Price hereunder. The indemnification by the Holder shall be limited to $10,000.00.

At the sole discretion of the Holder, if this Note is not paid at maturity, however maturity may be brought about, all principal due on the date of such maturity shall bear interest from the date of such maturity at the maximum contract rate of interest which the Holder may charge the Company under applicable law.

No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

This Note and the rights and obligations of the parties hereto shall be deemed to be contracts under the laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State, except for its rules relating to the conflict of laws.

IN WITNESS WHEREOF, the Company and Holder have duly executed this Note as of the date first above written.

Secured Financial Network Inc. By: /s/ Jeffrey Schultz Name: Jeffrey Schultz Title: CEO T Squared Investments LLC By: /s/ Thomas Sauve Name: Thomas Sauve Title: Managing Member